Exhibit 5.1

October 22, 2013

Lightbridge Corporation
1600 Tysons Boulevard, Suite 550
McLean, VA 22102

Ladies and Gentlemen:

     We are acting as special U.S. securities counsel for Lightbridge Corporation, a Nevada corporation (the “Company”), in connection with the issuance and sale by the Company of (i) up to 2,500,000 shares (the “Shares”) of its common stock (the “Common Stock”), par value $0.001 per share, of the Company, (ii) warrants (the “Warrants”) to purchase up to 1,250,000 shares of Common Stock (the “Warrant Shares”), and (iii) the Warrant Shares, pursuant to the Registration Statement on Form S-3 (No. 333-187659) (such Registration Statement, as amended from time to time, is herein referred to as the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) and the related prospectus, dated May 1, 2013, as supplemented by the prospectus supplement to be filed with the Commission and to be dated October 22, 2013, relating to the offer and sale of the Shares, the Warrants and the Warrant Shares (as so supplemented, the “Prospectus”).

     We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for this opinion. Based upon, subject to and limited by the foregoing and subject to the assumptions, qualifications, limitations, and exceptions set forth below, we are of the opinion that the Warrants, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus, will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

     The foregoing opinion is subject to the following assumptions, exceptions, qualifications and limitations:

     a. Our opinion is subject to and limited by (i) the effect of bankruptcy, insolvency, fraudulent conveyance and other similar laws affecting or relating to the rights of creditors generally (ii) general equitable principles, (iii) requirements of reasonableness, good faith and fair dealing, and (iv) in the case of waivers and exculpatory provisions, the effect of public policy.

October 22, 2013

     b. Certain remedial provisions of the Warrants on which we are opining may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the balance of such Warrants, and the practical realization of the benefits created by such Warrants taken as a whole will not be materially impaired by the unenforceability of those particular provisions. In addition, certain remedial provisions of such Warrants may be subject to procedural requirements not set forth therein.

     c. We have assumed for so much of our opinion as relates the choice of the law of New York as the governing law of the Warrants would not result in a violation of an important public policy of another state or country having greater contacts with the transactions contemplated by the Warrants than New York.

     d. We express no opinion as to the validity or enforceability of any provisions in the Warrants that purport to prevent oral modification or waivers.

     e. We have assumed that the Company is duly formed, validly existing and in good standing under the laws of Nevada and has the corporate power, and has taken or will take all necessary action required under the laws of Nevada (including any necessary stockholder action) to authorize it, to execute and deliver, and to perform its obligations under, the Warrants.

     f. We have assumed that the execution and delivery of, and the performance of its obligations under, the Warrants by the Company do not and will not violate or conflict with, result in a breach of, or constitute a default under, the articles of incorporation or bylaws of the Company, each as amended and/or restated from time to time, or (ii) any order, decision, judgment or decree that may be applicable to the Company or any of its affiliates or any of their respective properties.

    This opinion is limited to matters governed by the law of the State of New York.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP